Exhibit 99.1

Walgreens Boots Alliance Completes Strategic Transaction with AmerisourceBergen

Divesting Alliance Healthcare Businesses

Company deploying proceeds of $6.5 billion to pay down debt and boost strategic healthcare investments

Extended and expanded commercial agreements to drive incremental growth and synergies

DEERFIELD, Ill., June 2, 2021 — Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced it has completed the sale of its Alliance Healthcare businesses to AmerisourceBergen for total consideration of approximately $6.5 billion, made up of $6.275 billion in cash (subject to a customary net cash and working capital adjustment) and 2 million shares of AmerisourceBergen common stock. The company will use the cash proceeds to reduce debt and accelerate growth of its core retail pharmacy and healthcare businesses.

The company has used a portion of the funds to repay the outstanding amount owed on a $3.8 billion term loan that funded the bond tender completed by the company on April 26, 2021. This has eliminated $3.3 billion in debt from the company’s balance sheet. The remaining net cash proceeds are planned to be invested in strategic opportunities and to expand healthcare offerings to help accelerate the company’s growth strategy.

These investments will further build on previously announced initiatives, including WBA’s investment in VillageMD to support the opening of 600-700 Village Medical at Walgreens primary care clinics, as well as WBA’s acquisition of a majority stake in iA, a leading-edge provider of software-enabled pharmacy automation solutions.

“Completion of this transaction represents a significant step forward in our transformation and will fuel investments to grow WBA’s core retail pharmacy and healthcare businesses,” said Rosalind Brewer, CEO, Walgreens Boots Alliance. “Through these and other investments, WBA looks to bring even more innovative healthcare offerings to our customers and patients, as we further accelerate our strategic priorities.”

WBA and AmerisourceBergen will also execute on the expansion and extension of commercial agreements that are expected to drive incremental growth and synergies.

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is a global leader in retail pharmacy, impacting millions of lives every day through dispensing medicines, and providing accessible, high-quality care. With more than 170 years of trusted healthcare heritage and innovation in community pharmacy, the company is meeting customers’ and patients’ needs through its convenient retail locations, digital platforms and health and beauty products.

Including equity method investments, WBA has a presence in more than 25 countries, employs more than 450,000 people and has more than 21,000 stores.

WBA’s purpose is to help people across the world lead healthier and happier lives. The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA is a participant of the United Nations Global Compact and adheres to its principles-based approach to responsible business.

WBA is included in FORTUNE’s 2021 list of the World’s Most Admired Companies*. This is the 28th consecutive year that WBA or its predecessor company, Walgreen Co., has been named to the list.

More company information is available at www.walgreensbootsalliance.com.

*© 2021, Fortune Media IP Limited. Used under license.

(WBA-GEN)

Cautionary Note Regarding Forward-Looking Statements:

All statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements about the divestiture and related strategic transactions, the expected use of proceeds from the divestiture, the benefits and synergies of the divestiture and related strategic transactions, and future opportunities for WBA. They also include any other statements regarding WBA’s future operations, financial or operating results, capital allocation, anticipated debt levels and ratios, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “pilot,” “project,” “intend,” “plan,” “goal,” “target,” “aim,” “continue,” “ “believe,” “seek,” “anticipate,” “upcoming,” “may,” “possible,” and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated. These risks, assumptions and uncertainties include those described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended August 31, 2020 and in other documents that we file or furnish with the Securities and Exchange Commission. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. All forward-looking statements we make or that are made on our behalf are qualified by these cautionary statements. Accordingly, you should not place undue reliance on these forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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Source: Walgreens Boots Alliance